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									      EXHIBIT 11


				  CHARMING SHOPPES, INC.
		COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
				       (Unaudited)

				       Thirteen Weeks Ended      Thirty-Nine Weeks Ended
(In thousands except share            November 1,  November 2,   November 1,  November 2,
and per-share amounts)                   1997         1996          1997         1996
					 ----         ----          ----         ----
Primary Earnings Per Share (a)
Net income (loss)....................      $8,626      $(3,604)      $13,137      $(9,458)
					   ======      =======       =======      =======
Weighted average shares outstanding.. 106,087,844  105,312,121   105,839,181  105,280,068
Incremental weighted average shares
   from use of treasury stock method
   for stock options.................   1,653,105            0     1,572,835            0
				      -----------  -----------   -----------  -----------
Weighted average number of common
   shares and equivalents outstanding 107,740,949  105,312,121   107,412,016  105,280,068
				      ===========  ===========   ===========  ===========
Net income (loss) per share..........        $.08        $(.03)         $.12        $(.09)
					     ====        =====          ====        =====

Fully Diluted Earnings Per
   Share (a) (b)
Net income (loss)....................      $8,626      $(3,604)      $13,137      $(9,458)
					   ======      =======       =======      =======
Weighted average shares outstanding.. 106,087,844  105,312,121   105,839,181  105,280,068
Incremental weighted average shares
   from use of treasury stock method
   for stock options.................   1,668,278            0     1,775,848            0
				      -----------  -----------   -----------  -----------
Weighted average number of common
   shares and equivalents outstanding 107,756,122  105,312,121   107,615,029  105,280,068
				      ===========  ===========   ===========  ===========
Net income (loss) per share..........        $.08        $(.03)         $.12        $(.09)
					     ====        =====          ====        =====
--------------------

(a)  For the thirteen and thirty-nine week periods ended November 2, 1996, the assumed exercise of outstanding stock options using the treasury stock method would be anti-
dilutive.  Therefore, such assumed exercise has not been included in the computation.

(b)  At the time of issuance, the yield on the Company's 7.5% Convertible Subordinated
Notes was not less than 66-2/3% of the AA corporate bond yield.  Accordingly, these notes are not considered common stock equivalents.  For purposes of calculating fully diluted earnings per share, the assumed conversion of the notes, after giving effect to the incremental shares and the adjustment to reduce interest expense, would be anti-dilutive for all periods presented.  Therefore, such assumed conversion has not been included in the computation.

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